Exhibit 99.1

1    News Releases

Southwall Technologies Adds Dennis Bunday to Board of Directors

PALO ALTO, Calif.--(BUSINESS WIRE)--July 5, 2007--Southwall Technologies Inc. (OTCBB:SWTX), a global developer, manufacturer and marketer of high performance films and glass products that dramatically improve the energy efficiency of architectural and automotive glass, announced today the appointment of Dennis Bunday to the Board of Directors effective immediately. In addition, R. Eugene Goodson will become the Chairman of the Board of Directors. George Boyadjieff, who has held that position since 2003, will remain on the Board.

"We are excited to add someone with Dennis' strong financial track record to our Board," said Executive Chairman Goodson. "As we maintain focus on growth in our core energy markets, Dennis' financial leadership and discipline will be instrumental in helping us to achieve and maintain profitability."

Dennis Bunday is currently Executive Vice President and Chief Financial Officer of Williams Controls, Inc. in Portland, Oregon. Williams Controls is a leading global designer and manufacturer of Electronic Throttle Control Systems (ETCs) for the heavy truck, bus and off-road markets. Bunday joined Williams in 2001 and has been a key participant in the successful turnaround of the company. Over the course of five years, Bunday was instrumental in helping the company recover from near-bankruptcy to post record sales and profit for fiscal 2006. In October 2006, Williams Controls was re-listed on the NASDAQ stock exchange. Dennis was named Recipient of the Oregon Public Company CFO of the Year Award in May, 2007.

About Southwall Technologies Inc.

Southwall Technologies Inc. is recognized worldwide as a leading innovator in the development and manufacture of high performance films and glass products that dramatically improve the energy efficiency of architectural and automotive glass. Southwall is an ISO 9001:2000-certified manufacturer with customers in over 25 countries around the world, including Audi, BMW, DaimlerChrysler, Mitsui Chemicals, Guardian, Peugeot-Citroen, Philips, Pilkington, Renault, Saint-Gobain Sekurit, and Volvo.

CONTACT: Southwall Technologies Inc.
Roween Nacionales,
650-798-1200
rnacionales@southwall.com

SOURCE: Southwall Technologies Inc.